UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

LTX-Credence Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 9, 2011

The Annual Meeting of Stockholders of LTX-Credence Corporation (the “Company”) will be held at the Company’s offices at 825 University Avenue, Norwood, Massachusetts on December 9, 2011, beginning at 11:00 a.m., Eastern time, for the following purposes:

1.	To elect two members of the Board of Directors to serve for three-year terms as Class I Directors.

2.	To approve an advisory vote on the compensation of the Company’s named executive officers.

3.	To conduct an advisory vote on the frequency of future shareholder advisory votes on the compensation of the Company’s named executive officers.

4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2012.

5.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on October 27, 2011 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the Annual Meeting.

By Order of the Board of Directors
COLIN J. SAVOY, Secretary

November 8, 2011

Whether or not you expect to attend the Annual Meeting, please promptly complete, sign, date and return the enclosed proxy card and mail it in the enclosed pre-paid envelope or authorize the voting of your shares by Internet or telephone prior to the deadlines specified on your proxy card to assure representation of your shares at the Annual Meeting. If you are returning a proxy card via the enclosed envelope, no postage need be affixed if mailed in the United States.

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of LTX-Credence Corporation (the “Company,” “we” or “us”) of proxies for use at the Annual Meeting of Stockholders to be held on December 9, 2011, and any adjournments thereof (the “2011 Annual Meeting”). Shares as to which a proxy has been executed will be voted as specified in the proxy. All amounts in this proxy statement have been adjusted to give effect to the 1-for-3 reverse split of the Company’s common stock that was effected on September 30, 2010.

Solicitation of Proxies

Solicitation of proxies by mail is expected to commence on November 8, 2011, and the cost thereof will be borne by the Company. Copies of solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses. The Company’s directors, officers and employees may assist in the solicitation of proxies by mail, telephone, facsimile, Internet and personal interview without additional compensation. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements and expenses that are not expected to exceed $12,000 in the aggregate.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on December 9, 2011:

This proxy statement and the 2011 Annual Report to Stockholders are available for viewing, printing and downloading by clicking on the “Investors” link at www.ltxc.com.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011, as filed with the Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Investor Relations

LTX-Credence Corporation

825 University Avenue

Norwood, Massachusetts 02062

Telephone: (781) 461-1000

Proposals to be Voted Upon

Proposal 1. To elect two members of the Board to serve for three-year terms as Class I Directors.

Proposal 2. To approve an advisory vote on the compensation of the Company’s named executive officers.

Proposal 3. To conduct an advisory vote on the frequency of future shareholder advisory votes on the compensation of the Company’s named executive officers.

Proposal 4. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2012 (“fiscal 2012”).

When you return your proxy via mail properly signed and completed (or authorize the voting of your shares on the Internet or by telephone), your shares will be voted by the persons named as proxies in accordance with your directions. You are urged to specify your choices on the enclosed proxy card. If you sign and return your proxy without specifying choices, your shares will be voted “FOR” election of each of the two nominees listed in Proposal 1, “FOR” Proposals 2 and 4, and for “ONE YEAR” on Proposal 3, and in the discretion of the persons named as proxies in the manner they believe to be in the Company’s best interests as to other matters that may properly come before the 2011 Annual Meeting.

Voting Procedures

Any stockholder who owns shares of common stock of record (that is, holds its stock in its own name) may vote either in person at the 2011 Annual Meeting or by proxy. For directions to the location of the 2011 Annual Meeting, please call (781) 461-1000 and ask to speak to Investor Relations. To vote by proxy or to authorize the voting of shares, a stockholder of record may use one of the following methods:

•	Via the Internet—by going to the web address www.investorvote.com/LTXC and following the instructions on the enclosed proxy card;

•	Telephone Voting—by calling 1-800-652-VOTE(8683), 24 hours a day, 7 days a week, and by following the instructions on the enclosed proxy card; or

•	Mail—by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern time, on December 8, 2011 to be represented at the 2011 Annual Meeting. If a stockholder authorizes the voting of its shares in a timely manner by the Internet or telephone, the stockholder does not have to return its proxy card for its vote to count.

The Internet and telephone voting procedures appear on the enclosed proxy card. You may also log on to the Internet at www.investorvote.com/LTXC to change its vote or to confirm that your vote has been properly recorded before the deadline. Whether or not you expect to be present in person at the 2011 Annual Meeting, you are requested to complete, sign, date and return the enclosed form of proxy or to authorize the voting of your shares by Internet or telephone. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the 2011 Annual Meeting, you may vote by ballot.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a voting instruction form to you with this proxy statement that may be used to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on the voting instruction form. If you want to vote in person at the 2011 Annual Meeting and you own your shares through a bank or brokerage firm, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the 2011 Annual Meeting.

Revocation of Proxies

A proxy may be revoked at any time before its use by notice in writing received by the Secretary of the Company at LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062, by executing a proxy with a later date, by authorizing a new vote over the Internet or by telephone or by attending and voting at the 2011 Annual Meeting. If a stockholder executes a proxy but is present at the 2011 Annual Meeting, and the stockholder wishes to vote in person, the stockholder may do so and will revoke its proxy by voting at the 2011 Annual Meeting. Shares represented by valid proxies, received in time for use at the 2011 Annual Meeting (in accordance with the times noted above for proxies delivered via the Internet or the telephone) and not revoked at or prior to the meeting, will be voted at the meeting.

Stockholders Entitled to Vote

The Company’s only issued and outstanding class of voting securities is its common stock, par value $0.05 per share. The Board has fixed the close of business on October 27, 2011 as the record date for the 2011 Annual Meeting. Each stockholder of record on October 27, 2011 is entitled to one vote for each share registered in such stockholder’s name. As of that date, there were 49,009,482 shares of common stock issued and outstanding. Holders of common stock do not have cumulative voting rights.

Quorum and Votes Required

The holders of a majority in interest of all shares of the Company’s outstanding common stock entitled to vote at such meeting, represented at the 2011 Annual Meeting in person or by proxy, shall constitute a quorum for the transaction of business at the 2011 Annual Meeting. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and “broker non-votes”) will be counted for purposes of determining whether a quorum is present at the 2011 Annual Meeting.

Each of the director nominees must be elected by the affirmative vote of the holders of a plurality of the Company’s outstanding common stock present at the 2011 Annual Meeting in person or by proxy and voting on the proposal. Approval of each of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the shares of the Company’s outstanding common stock present at the 2011 Annual Meeting in person or by proxy and voting on the proposal. With respect to Proposal 3, if none of the three frequency options receives the vote of the holders of such a majority, the Company will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. Proposals 2 and 3 are non-binding.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under applicable stock exchange rules, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of the independent registered public accounting firm is a discretionary item. The election of directors, the advisory vote on the compensation of the Company’s named executive officers, and the advisory vote on the frequency of future shareholder advisory votes on the compensation of the Company’s named executive officers are non-discretionary items. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to the election of directors, the advisory vote on the compensation of the Company’s named executive officers, and the advisory vote on the frequency of future shareholder advisory votes on the compensation of the Company’s named executive officers, your bank or brokerage firm will not be able to vote your shares on these particular matters. A “Broker non-vote” occurs when your bank or brokerage firm submits a proxy for your shares (because the bank or brokerage firm has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank or brokerage firm either does not have authority to vote on that proposal and has not received voting instructions from you or has chosen not to exercise its authority to vote on a “discretionary” matter. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes cast for the particular proposal, and, accordingly, will have no effect on the voting for any of the matters to be voted on at the 2011 Annual Meeting. We do, however, count “broker non-votes” for the purpose of determining a quorum for the 2011 Annual Meeting.

Shares that abstain from voting as to a particular matter will not be considered to have voted with respect to such matter and, accordingly, will have no effect on the voting for any of the matters to be voted on at the 2011 Annual Meeting.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board is divided into three classes. The directors in each class serve for a three year term, with the terms of office of the respective classes expiring in successive years. The current Class I Directors are Lori Holland, Stephen M. Jennings and Bruce R. Wright, whose terms expire at the 2011 Annual Meeting. The Board has nominated Messrs. Jennings and Wright for re-election as Class I Directors to hold office until the Annual Meeting of Stockholders to be held in 2014. Ms. Holland is not standing for re-election at the 2011 Annual Meeting. Effective on the date of the 2011 Annual Meeting, the Board will reduce the number of directors serving on the Board from eight to seven. Proxies may not be voted for a greater number of persons than the two nominees named in this proxy statement.

Unless a proxy is marked to withhold authority for the election of any or all of the nominees for Class I Directors, the persons named in the proxy will vote the shares represented by the proxy for the election of each of the nominees for Class I Directors. If the proxy indicates that the stockholder wishes to withhold a vote from a Class I Director nominee, such instructions will be followed by the persons named in the proxy. Management has no reason to believe that either of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxy will vote for the other nominee and may vote for a substitute for the unavailable nominee.

Set forth below is information for each of the nominees for Class I Directors to be elected at the 2011 Annual Meeting, and for each of the Class II Directors and Class III Directors who will continue to serve until the Annual Meetings of Stockholders to be held in 2012 and 2013, respectively.

Nominees to Serve a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders (Class I Directors)

Name	Business Affiliations
Stephen M. Jennings	Mr. Jennings, age 50, has been a director of the Company since 1997. Mr. Jennings was appointed Managing Partner of Monitor Group LP, a strategy consulting firm, in 2006 and has been a Director of Monitor since 1996. From 1988 to 1996, he was a consultant to that company. Mr. Jennings is Chairman of the Board of Aspen Technology, Inc. We believe that Mr. Jenning’s experience as a strategic consultant for numerous companies allows him to be a key contributor to the Board.

Bruce R. Wright	Mr. Wright, age 63, has served as a director of the Company since August 2008 when he was elected in connection with the merger with Credence. Since June 1999, Mr. Wright has been Senior Vice President, Finance, Chief Financial Officer and Secretary of Ultratech, Inc., a photolithography and laser thermal processing equipment company. From May 1997 to May 1999, Mr. Wright served as Executive Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency (RF) amplifier company. From November 1994 through May 1997, Mr. Wright was Senior Vice President of Finance and Administration, and Chief Financial Officer of Tencor Instruments until its acquisition by KLA Instruments Corporation in 1997, which formed KLA-Tencor Corporation, and from December 1991 through October 1994, Mr. Wright was Vice President and Chief Financial Officer of Tencor Instruments. We believe that Mr. Wright’s experience as chief financial officer of numerous technology companies allows him to be a key contributor to the Board.

Directors Serving a Three-Year Term Expiring at the 2012 Annual Meeting of Stockholders (Class II Directors)

Name	Business Affiliations
Roger W. Blethen	Mr. Blethen, age 60, has been a director since 1980 and has served as Chairman of the Board since December 2008. Mr. Blethen also served as Chairman of the Board from December 2001 until the merger with Credence in August 2008. He was Chief Executive Officer of the Company from September 1996 until November 2005. Mr. Blethen was President of the Company from 1994 to 1996 and a Senior Vice President of the Company from 1985 until 1994. Mr. Blethen was a founder of the Company and served in a number of senior management positions with the Company since its formation in 1976. Mr. Blethen serves as a director of MEMSIC, Inc. and as Chairman of the Board of Diablo Technologies, Inc. As our founder and former Chief Executive Officer, we believe that Mr. Blethen’s detailed knowledge of the Company provides a critical contribution to the Board.

Roger J. Maggs	Mr. Maggs, age 65, has been a director of the Company since 1994. Mr. Maggs is currently a partner at Celtic House Venture Partners, a private equity investment firm. He has held senior positions with that firm since 1994. Mr. Maggs was a Vice President of Alcan Aluminum Limited from 1986 until 1994. Mr. Maggs currently sits on the Board of Directors, and serves as Chairman, of Sandvine, Inc., a company traded on the London Stock Exchange, and the Toronto Stock Exchange, a position he has held since prior to its initial public offering on the London Stock Exchange. We believe that Mr. Maggs’ expertise as the founder and active partner in a venture capital firm, and his years of service as a director for over thirty private and public companies allows him to be a key contributor to the Board.

Ping Yang, Ph.D	Dr. Yang, age 59, has served as a director of the Company since August 2008 when he was elected in connection with the merger with Credence. Dr. Yang currently operates an independent consulting practice serving semiconductor companies, providing expertise in the areas of VLSI technology development, computer-aided design, circuits and systems, large-scale integrated circuits and solid-state electronics. Dr. Yang served as Vice President of Research and Development at Taiwan Semiconductor Manufacturing Company (“TSMC”), a semiconductor manufacturer, from June 2001 to November 2005. Prior to joining TSMC, Dr. Yang held various management positions at SMC North America and Texas Instruments. Dr. Yang served as a director of Apache Design Solutions, Inc. from 2006 until Apache was merged with Ansys, Inc. on August 1, 2011, and currently serves as a director for Intervac, Inc.. Dr. Yang is a fellow of the Institute of Electrical and Electronics Engineers and a recipient of the Institute’s Third Millennium Medal. We believe that Mr. Yang’s expertise in the semiconductor field and his previous work with numerous technology companies allows him to be a key contributor to the Board.

Directors Serving a Three-Year Term Expiring at the 2013 Annual Meeting of Stockholders (Class III Directors)

Name	Business Affiliations
Mark S. Ain	Mr. Ain, age 68, has been a director of the Company since 2001 and has served as Lead Independent Director since June 2010. Since founding Kronos Incorporated, a workforce management company, in 1977, Mr. Ain has held the position of Chairman and, until 2005, Chief Executive Officer. Mr. Ain serves as a director of Kronos Incorporated, KVH Industries, Inc., VeruTEK Technologies, Inc., and various private companies. He is also active on several professional and charitable boards. We believe that Mr. Ain’s previous experience as a chief executive officer, his service on numerous boards of directors, and his entrepreneurial and technical backgrounds allow him to be a key contributor to the Board.

David G. Tacelli	Mr. Tacelli, age 52, was elected a director of the Company in November 2005 and has been Chief Executive Officer of the Company since November 2005. He has also served as President of the Company since May 2002 and served as Chief Operating Officer from May 2002 to November 2005. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining the Company, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions. As our Chief Executive Officer, we believe that Mr. Tacelli’s detailed knowledge of the Company provides a critical contribution to the Board.

The Board recommends that you vote “FOR” the election of each of the nominees for Class I Directors.

PROPOSAL 2.

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the executive officers as disclosed in this proxy statement, who we refer to as our “named executive officers,” in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes should be held every one, two or three years, which is the subject of Proposal No. 3.

The Company’s Board of Directors has implemented an executive compensation program that is intended to reward performance based on goals established by the Board. The Board fosters a performance-oriented environment by tying a significant portion of each executive officer’s compensation to overall Company profitability, as measured by adjusted net income before taxes, which the Company believes to be an important metric for the Company and its shareholders. The Board of Directors has designed the Company’s executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company’s executive compensation program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our stockholders.

The “Compensation of Executive Officers” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board of Directors with respect to the fiscal year ended July 31, 2011.

We believe that our compensation programs are aligned with the long-term interests of our stockholders. We believe that equity awards serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance and incentivizing our executives to increase stockholder value. As such, equity awards are a key component of our executive compensation program. In fiscal 2011, equity awards, which are all restricted stock unit awards, represented between 23% to 47% of our named executive officers’ aggregate compensation.

We provide a competitive executive compensation program for our industry. The Compensation Committee of our board, with assistance from compensation consultants, annually reviews our executive compensation program to ensure that it is competitive with the companies in our industry with which we compete for executive talent. We target the median of our comparison group for our base salary, provide equity grants with four-year vesting periods that highlight the importance of long-term performance and align executive officer compensation with the long-term interests of the stockholders; we also provide executives with a variable cash incentive plan that only pays if the Company generates adjusted net income before taxes, but also rewards executives for superior financial and operational performance. We feel that this level of executive compensation enables us to attract and retain the executive talent necessary to meet our business objectives.

We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Our compensation programs are built upon our strong corporate governance framework, described elsewhere in this Proxy Statement, and demonstrated, in part, by our policies prohibiting our directors and executive officers from hedging their economic interests in Company securities and from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales or buying or selling put or call options. In addition, as part of its commitment to strong corporate governance and best practices, our Compensation Committee has retained an independent compensation consultant.

Our executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s outstanding financial results for fiscal 2011. In fiscal 2011, we experienced strong revenue growth while effectively managing our cost structure, resulting in industry leading gross margins and near record profitability. As a result, executive officers received the maximum amount of their target variable cash compensation payout for fiscal 2011.

Our Board of Directors recommends that the stockholders approve the following non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal No. 3 overrules any decision by the Company or the Board of Directors (or any committee thereof), creates or implies any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or creates or implies any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In Proposal No. 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal No. 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

The Board of Directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently.

After careful consideration, the Board of Directors believes that an executive compensation advisory vote should be held every year, and therefore our Board of Directors recommends that you vote for a frequency of every ONE YEAR for future executive compensation advisory votes.

The Board of Directors believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our Company at this time.

The Board of Directors believes that holding the executive compensation advisory vote every year is in the best interests of the Company and its stockholders and recommends voting for a frequency of every “ONE YEAR”.

The Company will report the results of the vote in a Form 8-K following the annual shareholders meeting. In addition, the Company will disclose in a Form 8-K within the time frame required by SEC rules the decision by the Company as to the frequency of shareholder votes on executive compensation in light of the results of this shareholder advisory vote.

PROPOSAL 4.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for fiscal 2012. The Company is asking stockholders to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s By-laws or otherwise, the Board is submitting the appointment of BDO USA, LLP to the Company’s stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interest.

Representatives of BDO USA, LLP are expected to be present at the 2011 Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from stockholders.

Change in Independent Registered Public Accounting Firm

On December 18, 2009, the Audit Committee took action to dismiss the Company’s previous independent registered public accounting firm, Ernst & Young LLP. The reports of Ernst & Young LLP on the Company’s consolidated financial statements as of and for fiscal 2008 and fiscal 2009 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 2008 and fiscal 2009 and the interim period commencing on August 1, 2009 and ending on December 18, 2009 (the “Relevant Period”), (i) there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference thereto in their reports on the Company’s financial statements for such years and period and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The Company has furnished a copy of the above disclosure to Ernst & Young LLP and, in response to the Company’s request, Ernst & Young LLP has furnished the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. The Company filed a copy of such letter as an exhibit to the Current Report on Form 8-K filed with the SEC on December 22, 2009.

On December 18, 2009, the Audit Committee selected BDO USA, LLP to serve as the Company’s independent registered public accounting firm to (i) review the Company’s consolidated financial statements beginning with the fiscal quarter ending January 31, 2010 and (ii) audit the Company’s consolidated financial statements beginning with fiscal 2010. During the Relevant Period, neither the Company nor anyone on behalf of the Company consulted with BDO USA, LLP on any matter regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that BDO USA, LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.

The Board recommends that you vote “FOR” the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal 2012.

CERTAIN STOCKHOLDERS

The following table sets forth, as of September 30, 2011 (unless otherwise noted), the amount and percentage of outstanding common stock of the Company beneficially owned by:

•	each person known by the Company to beneficially own more than 5% of the Company’s outstanding common stock;

•	each executive officer named in the Summary Compensation Table on page 27;

•	each director; and

•	all directors and executive officers of the Company as a group.

Beneficial ownership has been determined in accordance with the rules promulgated by the SEC. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, shares of common stock subject to options held by that person or entity that are exercisable, and shares of common stock subject to restricted stock units (“RSUs”) that vest, within sixty days after September 30, 2011 are deemed outstanding. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. The address for all of the Company’s executive officers and directors is in care of LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Percent of common stock outstanding is based on 49,526,671 shares of common stock outstanding as of September 30, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(3)	Percent of Common Stock
FMR LLC(1)	7,295,244	14.7%
State of Wisconsin Investment Board(2)	2,650,868	5.4%
David G. Tacelli	538,082	1.1%
Roger W. Blethen	404,153	*
Mark J. Gallenberger	260,530	*
Peter S. Rood	145,124	*
Bruce MacDonald	59,648	*
Stephen M. Jennings	57,776	*
Mark S. Ain	51,967	*
Bruce R. Wright	41,966	*
Roger J. Maggs	39,641	*
Lori Holland	23,308	*
Stephen R. Wigley	22,015	*
Ping Yang	8,171	*
All directors and executive officers as a group (12 persons)	1,652,381	3.3%

*	Less than 1%

(1)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Beneficial ownership is derived from a Schedule 13G/A filed on February 14, 2011.

(2)	The address for State of Wisconsin Investment Board is 121 East Wilson Street, Madison, Wisconsin 53707. Beneficial ownership is derived from a Schedule 13G/A filed on February 14, 2011.

(3)	Includes the following numbers of shares underlying options which are presently vested and options and RSUs that vest within 60 days after September 30, 2011: Mr. Tacelli (246,330 shares), Mr. Blethen (199,831 shares), Mr. Gallenberger (170,802 shares), Mr. Rood (51,545 shares), Mr. MacDonald (42,543 shares), Mr. Maggs (27,497 shares), Mr. Jennings (23,330 shares), Mr. Ain (21,830 shares), Mr. Wright (20,096 shares), Mr. Wigley (17,160 shares), Ms. Holland (11,438 shares), Mr. Yang (8,171 shares), and all directors and executive officers as a group (840,573 shares).

CORPORATE GOVERNANCE

Board of Directors and Board Meetings

The Board consists of eight directors. During the fiscal year ended July 31, 2011 (“fiscal 2011”), the Board held a total of 24 meetings and took action by unanimous written consent in lieu of a meeting one time. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees on which he or she served held during fiscal 2011. The Company’s policy is to encourage the members of the Board to attend annual meetings. Seven of the eight directors attended the 2010 Annual Meeting of Stockholders.

Board Committees

Compensation Committee

The Board has a standing Compensation Committee which met 6 times during fiscal 2011. The Compensation Committee determines the compensation of all executive officers of the Company and recommends the compensation policies for other officers and employees. The Compensation Committee is also responsible for considering the impact of the Company’s compensation programs on the Company’s risk profile, and reviewing and administering the Company’s incentive compensation plans, equity incentive programs and other benefit plans. It periodically reviews and makes recommendations to the Board with respect to director compensation. In determining the compensation of executive officers other than the Chief Executive Officer, the role the Company’s Chief Executive Officer plays is to attend and propose the agenda for meetings, provide recommendations to the Compensation Committee regarding all significant elements of compensation paid to the other executive officers, participate in the Compensation Committee’s discussions regarding the compensation of the other executive officers and provide his evaluation of the performance of the other executive officers.

The members of the Compensation Committee are Messrs. Ain, Jennings and Yang. Mr. Jennings serves as chairman of the Compensation Committee and all members are independent directors as defined by applicable rules of The NASDAQ Stock Market (“NASDAQ”). The Compensation Committee acts under the terms of a written charter. The Company has posted a copy of the Compensation Committee charter on its website, which is located at www.ltxc.com. For more information regarding the Compensation Committee, please refer to “Compensation of Executive Officers” beginning on page 20.

Audit Committee

The Board has a standing Audit Committee which met 10 times during fiscal 2011. The Audit Committee assists the Board in the oversight of the integrity of the Company’s financial statements and compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications and independence and the performance of the Company’s registered public accounting firm. The members of the Audit Committee are Ms. Holland and Messrs. Maggs and Wright, each of whom is an independent director as defined by applicable NASDAQ and SEC rules. Mr. Wright serves as the chairman of the Audit Committee and is an “audit committee financial expert” as defined by the SEC’s rules.

The Audit Committee acts under the terms of a written charter which is posted on the Company’s website at www.ltxc.com. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” on page 18.

Corporate Governance and Nominating Committee

The Board has a standing Corporate Governance and Nominating Committee which met 4 times during fiscal 2011. The Corporate Governance and Nominating Committee is responsible for overseeing corporate governance principles applicable to the Company, recommending to the Board the persons to be nominated for election as directors and determining the membership of Board committees. The members of the Corporate Governance and

Nominating Committee are Ms. Holland and Messrs. Ain, Jennings, Maggs, Wright and Yang. Mr. Ain serves as chairman of the Corporate Governance and Nominating Committee and all members are independent directors as defined by applicable NASDAQ rules. A copy of the Corporate Governance and Nominating Committee Charter is posted on the Company’s website at www.ltxc.com.

Board Determination of Independence

The Board has determined that each member of the Compensation, Audit and Corporate Governance and Nominating Committees is independent as defined under applicable SEC and NASDAQ rules including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, all of the members of the Audit Committee otherwise satisfy NASDAQ’s eligibility requirements for Audit Committee membership.

Under NASDAQ rules, a director of the Company will only qualify as an “independent director” if, in the opinion of the Company’s Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that none of Mark S. Ain, Lori Holland, Stephen M. Jennings, Roger J. Maggs, Bruce R. Wright or Ping Yang has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined by NASDAQ rules.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide, among other things, that:

•	the Board’s principal responsibility is to oversee the management of the Company;

•	a majority of the members of the Board shall be independent directors;

•	if the Chairman of the Board is not independent, the Corporate Governance and Nominating Committee may designate an independent director to serve as Lead Independent Director;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	the Corporate Governance and Nominating Committee shall oversee an annual self-evaluation of the Board to determine whether they are functioning effectively.

A copy of the Corporate Governance Guidelines is posted on the Company’s website at www.ltxc.com.

Board Leadership Structure

The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that, at the current time, the Company should have a Chairman of the Board and a Lead Independent Director who are separate from the Chief Executive Officer. Accordingly, the Board has appointed Mr. Blethen as Chairman of the Board and Mr. Ain as Lead Independent Director. Mr. Blethen’s duties as Chairman of the Board include the following:

•	Meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee.

•	Facilitating communications between other members of the Board and the Chief Executive Officer.

•	Preparing or approving the agenda for each Board meeting.

•	Determining the frequency and length of Board meetings and recommending when special meetings of the Board should be held.

Mr. Ain’s duties as Lead Independent Director include the following:

•	Chair any meeting of the independent directors in executive session;

•

Facilitate communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer; however, each director is free to communicate directly with the Chairman of the Board and with the Chief Executive Officer;

•

Monitor, with the assistance of our Company’s General Counsel, communications from stockholders and other interested parties and provide copies or summaries to the other directors as he or she considers appropriate;

•	Work with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board; and

•	Otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

The Board decided to separate the roles of Chief Executive Officer and Chairman of the Board/Lead Independent Director because it believes that the leadership structure offers the following benefits:

•	Increases the independent oversight of the Company and enhances the Board’s objective evaluation of the Chief Executive Officer.

•	Frees the Chief Executive Officer to focus on Company operations instead of Board administration.

•	Provides the Chief Executive Officer with an experienced sounding board.

•	Provides greater opportunities for communication between stockholders and the Board.

•	Enhances the independent and objective assessment of risk by the Board.

•	Provides an independent spokesperson for the Company.

Director Candidates

The process followed by the Corporate Governance and Nominating Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Corporate Governance and Nominating Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee applies criteria it deems appropriate for the Board. These criteria may include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, experience, diligence, conflicts of interest and the ability to act in the interest of all stockholders. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The renomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria set forth above. In addition, the Nominating and Corporate Governance Committee considers the existing directors’ performance on the Board and any committee upon which such director serves.

The director biographies on pages 4 to 6 indicate each nominee’s experience, qualifications, attributes and skills that led the Corporate Governance and Nominating Committee and the Board to conclude he or she should continue to serve as a director. The Corporate Governance and Nominating Committee and the Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of the Board as a whole.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but believes that the Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the Corporate Governance and Nominating Committee also takes into consideration the diversity (with respect to gender, race and national origin) of Board members. The Committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Stockholders may recommend individuals to the Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Corporate Governance and Nominating Committee, c/o Secretary, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Assuming that appropriate biographical and background material has been provided on a timely basis, the Corporate Governance and Nominating Committee will evaluate stockholder recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Stockholders also have the right to directly nominate director candidates, without any action by the Corporate Governance and Nominating Committee or the Board, by submitting a written notice to the Secretary of the Company at the same address in accordance with the procedures set forth in the Company’s By-laws. These procedures are described in the section of this proxy statement entitled “Stockholder Proposals.”

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Corporate Governance and Nominating Committee, with the assistance of the Company’s Secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Corporate Governance and Nominating Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Secretary, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062.

Code of Ethics

The Company has adopted a code of ethics that applies to all directors and employees, including its principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. The text of the code of ethics (known as the “Business Conduct and Ethics Policy”) is posted on the Company’s website at www.ltxc.com. The Company intends to post on its website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Oversight of Risk

The Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of the Board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, the Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; the Compensation Committee oversees risk management activities relating to the our compensation policies and practices; the Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; and the Corporate Governance and Nominating Committee oversees risk management activities relating to Board composition and management succession planning. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that that the full Board discuss particular risks.

Compensation Committee Interlocks and Insider Participation

Messrs. Ain, Jennings and Yang served on the Compensation Committee during fiscal 2011. None of the members of the Compensation Committee had interlocking or other relationships with other boards or with the Company during fiscal 2011 that require disclosure under the regulations promulgated by the SEC.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Independent Registered Public Accounting Firm’s Fees

Below is a summary of the fees billed to us by BDO USA, LLP, our independent registered public accounting firm, during fiscal 2010 and fiscal 2011:

Audit Fees

The aggregate fees billed by BDO USA, LLP and its affiliates for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2011, the audit of the Company’s internal control over financial reporting as of July 31, 2011, and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2011 were $644,238. The aggregate fees billed by BDO USA, LLP for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2010, the audit of the Company’s internal control over financial reporting as of July 31, 2010, and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the second, third and fourth quarters of fiscal 2010 were $567,000.

Audit-Related Fees

The aggregate fees billed by BDO USA, LLP for audit-related services performed in each of fiscal 2011 and fiscal 2010 were $0.

Tax Fees

The aggregate fees billed by BDO USA, LLP for tax services performed in fiscal 2011 and fiscal 2010 were $55,762 and $26,134, respectively, consisting of tax planning consultations.

All Other Fees

The aggregate fees billed by BDO USA, LLP for services other than those described above for fiscal year 2011 were $209,624, consisting of advisory services on merger transactions and consents on regulatory filings, and $0 for fiscal 2010.

All of the above services provided by BDO USA, LLP and its affiliates were approved by the Audit Committee. All of the work performed by BDO USA, LLP and its affiliates was performed by their full-time employees.

The Audit Committee has determined that the services provided by BDO USA, LLP and its affiliates as set forth herein are compatible with maintaining BDO USA, LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval must be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2011 with the Company’s management, and BDO USA, LLP. The Audit Committee also discussed with BDO USA, LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and has discussed with BDO USA, LLP their independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011.

AUDIT COMMITTEE

Bruce R. Wright (Chair)

Lori Holland

Roger J. Maggs

EXECUTIVE OFFICERS

Executive Officers of the Company

The executive officers of the Company as of the date of this proxy statement are as follows:

Executive Officer	Age	Position
David G. Tacelli	52	President and Chief Executive Officer
Mark J. Gallenberger	47	Vice President, Chief Financial Officer and Treasurer
Peter S. Rood	56	Vice President, Product Development and Operations
Stephen R. Wigley	55	Vice President, Marketing

Executive officers are appointed by and serve at the discretion of the Board.

David G. Tacelli was appointed Chief Executive Officer of the Company effective November 1, 2005. He has also served as President of the Company since May 2002 and served as Chief Operating Officer from May 2002 to November 2005. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining LTX, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Mark J. Gallenberger was appointed Vice President, Chief Financial Officer and Treasurer in October 2000. Prior to joining the Company, Mr. Gallenberger was a Vice President with Cap Gemini, Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Prior to joining Cap Gemini, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group.

Peter S. Rood was appointed Vice President, Product Development and Operations in November 2004. He rejoined the Company in June 2004 as Vice President of Engineering and Product Development. From May 2003 to June 2004, he was President and Chief Executive Officer of PSR Associates, a management consulting firm. From 1999 to 2003, he was Chief Operating Officer of InfoLibria Inc., a technology company with products for content delivery networks and streaming media, and from 1996 to 1999 he was Vice President of Operations of Rascom Corporation. Prior to that, he was Vice President of Operations for ASECO Corporation from 1993 to 1996, and from 1986 to 1993 he worked in a number of different management positions with the Company, including Vice President of Operations.

Stephen R. Wigley was appointed Vice President, Marketing in November 2009. Prior to November 2009 he was Vice President, Product Marketing beginning September 2002. Mr. Wigley joined the Company in 2001. Prior to that he was Vice President of Asian Operations for RVSI Vanguard where he was responsible for sales and support of assembly equipment products. Prior to that, Mr. Wigley was employed by Schlumberger ATE serving in a variety of technical, commercial and management positions.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Industry Background and Compensation Philosophy

The semiconductor capital equipment industry in which we operate is highly cyclical, with the industry swings having a direct and significant impact on the Company’s performance, and accordingly, the compensation paid to our named executive officers. In response to the challenge created by this cyclicality, the Compensation Committee has crafted a compensation program that is intended to attract, retain and motivate the best possible executive talent, promote the achievement of key operational and financial performance measures, and align the executive’s incentives with the creation of stockholder value, while achieving a balance between incentive-based and fixed compensation to address the challenges of operating in a highly cyclical industry. This program provides a base salary that is targeted at the median of the Company’s peer group (discussed below in the section titled “Benchmarking”); a variable cash incentive component that only pays if the Company generates adjusted net income before taxes, and incentivizes executives for superior financial and operational performance; and an equity component with four-year vest periods that link long-term executive interests with the long-term interests of the stockholders.

Our executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s superior financial results for fiscal 2011. In fiscal 2011, we experienced strong revenue growth while effectively managing our cost structure, resulting in industry leading gross margins and near record profitability. As a result, executive officers received the maximum amount of their target variable cash compensation payout for fiscal 2011.

Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	attract, retain and motivate the best possible executive talent;

•	align executive compensation with our corporate business objectives and operational goals;

•	promote the achievement of key operational and financial performance measures by linking cash incentives to the achievement of measurable corporate goals established by the Compensation Committee;

•	align executives’ incentives with the long-term creation of stockholder value through the granting of equity awards with four-year vesting conditions; and

•

achieve a balance, appropriate for the circumstances in each particular year, between incentive-based compensation (which will significantly fluctuate in the highly cyclical semiconductor industry), and fixed compensation that supports our long-term employee retention efforts.

The following table lists the elements of our executive compensation program and which of the objectives of our executive compensation program that element is primarily intended to promote:

Element	Attract, Retain and Motivate The Best Possible Executive Talent	Align Executive Compensation With Our Corporate Business Objectives and Operational Goals	Promote The Achievement of Key Operational and Financial Performance Measures	Align Executives’ Incentives With The Creation of Stockholder Value
Base Salary	X
Annual Cash Incentive Bonuses	X	X	X
Time-Based Restricted Stock Unit Awards	X			X
Insurance, Retirement And Other Employee Benefits	X
Severance and Change-Of-Control Benefits	X			X

Discussion and Analysis of Decisions and Policies

The Compensation Committee of our Board oversees our executive compensation program. In this role, the Compensation Committee approves all compensation decisions relating to our executive officers. For a discussion of the processes and procedures followed by the Compensation Committee see “Corporate Governance—Board Committees—Compensation Committee” above.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, after considering the factors described below, including information provided by the Compensation Committee’s independent compensation consultant, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. The Company has adopted a policy of not extending tax gross-ups in future compensation arrangements, and to the extent the Company enters into a change of control arrangement in the future with an executive, any severance entitlement from such arrangement will be triggered only upon the occurrence of both a change of control and the termination of that executive’s employment.

Under the terms of its charter, the Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Compensation Committee. In fiscal 2010, the Compensation Committee engaged an independent compensation consultant, Radford Consulting, Inc. (“Radford”), to assist in determining base salary and incentive compensation for the Company’s executive officers and Board compensation for fiscal 2011. Radford was paid approximately $29,639 for their services. In fiscal 2011, the Compensation Committee engaged an independent compensation consultant, Towers Watson & Co., to assist in determining base salary and incentive compensation for the Company’s executive officers and Board compensation for fiscal 2012. Towers Watson & Co. was paid approximately $46,250 for their services. Towers Watson was engaged to analyze competitive market compensation levels, compensation plan design practices, and a competitive assessment for outside director and executive officer compensation. The assessment was conducted at the total direct compensation level, including base salary, target annual incentives, and long term incentives.

Benchmarking

The Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are competitive with those of other companies in our industry that compete with us for executive talent. In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by a peer group of publicly traded companies in the semiconductor and semiconductor equipment industry developed by the Compensation Committee and its previous independent compensation consultant. This peer group, which is periodically reviewed and updated, consists of companies the Compensation Committee believes are generally comparable to us in market capitalization and annual revenues, and against which the Compensation Committee believes we compete for executive talent. The companies included in this peer group for determining fiscal 2011 compensation were:

Advanced Energy Industries, Inc.	Cohu, Inc.	Phototronics Inc.

Asyst Technologies, Inc.	Cymer, Inc.	Semitool, Inc.

ATMI, Inc.	Entegris, Inc.	Varian Semiconductor Equipment Associates

Brooks Automation, Inc.	FormFactor, Inc.	Veeco Instruments Inc.

Cognex Corporation	FSI International, Inc.	Verigy Ltd.

Coherent, Inc.	MKS Instruments, Inc.

The Compensation Committee generally targets overall compensation for executives between the median and 65th percentile paid to similarly situated executives of the companies in the peer group, and the overall compensation for our executives in fiscal 2011 was within this range. Variations to this general target may occur as dictated by the experience level of the individual and market factors.

For fiscal 2012, Towers Watson re-evaluated the peer group based upon market value size, annual revenues, comparable industries, and companies with which the Compensation Committee believes we compete for executive talent. Based upon the re-evaluation, Cascade Microtech, Inc. and Electro Scientific Industries, Inc. were added to the peer group, and Asyst Technologies, Inc., Cognex Corporation, Coherent, Inc., Integris, Inc., MKS Instruments, Inc., and Semi Tool, Inc. were removed.

Components of our Executive Compensation Program

Base Salary

When establishing base salaries for fiscal 2011, the Compensation Committee considered the economic environment of the semiconductor market as a whole, the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual in prior years, as well as a report and recommendation on executive compensation produced by Radford comparing compensation to the peer group for fiscal 2011. Based on these factors the Compensation Committee did not adjust the base salaries for the named executive officers for fiscal 2011.

When setting base salaries for fiscal 2012, the Compensation Committee considered the industry comparables and other data presented by Towers Watson, along with the factors identified above and decided to target executive base salaries near the median of the range of salaries for executives in similar positions at companies within the Company’s peer group for fiscal 2012. Based on this information the Compensation Committee increased Mr. Tacelli’s base salary by $25,000 to $600,000, Mr. Gallenberger’s base salary by $20,400 to $380,400, Mr. Rood’s base salary by $15,200 to $295,200, and Mr. Wigley’s base salary by $20,000 to $240,000. The annual base salaries of the named executive officers who are currently serving as executive officers for fiscal 2010, fiscal 2011 and fiscal 2012 are set out in the table below:

Name and Title	Fiscal 2012	Fiscal 2011	Fiscal 2010(1)
David G. Tacelli	$600,000	$575,000	$575,000
President and Chief Executive Officer

Mark J. Gallenberger	$380,400	$360,000	$360,000
Vice President, Chief Financial Officer and Treasurer

Peter S. Rood	$295,200	$280,000	$280,000
Vice President, Product Development and Operations

Stephen R. Wigley	$240,000	$220,000	$220,000
Vice President, Marketing

(1)	Base salary figures for fiscal 2010 do not reflect a ten percent temporary reduction of executive base salaries that was in effect from May 2009 until July 31, 2010, and an eight percent temporary reduction of base salaries for all other employees that was in effect from May 2009 through May 2010.

Annual Cash Incentive Bonus Plan

Our annual cash incentive bonus plan is intended to provide compensation for the achievement of Company, operational and financial goals, as measured by Company profitability. The plan provides that an annual cash bonus be paid to officers in amounts that are determined by using a formula based upon the Company’s net income before taxes (excluding the accrual for the cash incentive bonus and the employee profit sharing plan, and in fiscal 2011, the impact of the breakup fee paid by Verigy Ltd. in connection with the termination of the proposed merger between the Company and Verigy), which we refer to as “adjusted net income before taxes”. The Compensation Committee believes that adjusted net income before taxes is the appropriate metric to incentivize our executive officers, because it is an objective and clear measure of our operating performance and profitability.

For fiscal 2011 each officer had a target incentive compensation amount equal to 50% of his base salary, which would have been payable if our adjusted net income before taxes had equaled $18,284,000. The formula for determining the actual amount of annual cash incentive bonus to be paid out to our executive officers for fiscal 2011 was (i) our actual adjusted net income before taxes for fiscal 2011, (ii) divided by our target adjusted net income before taxes for fiscal 2011, or $18,284,000, (iii) multiplied by the executive officer’s target annual cash incentive bonus amount. The annual cash incentive bonus amount for fiscal 2011 for Messrs. Tacelli and Gallenberger was capped at 2.5 times the executive officer’s target annual cash incentive bonus amount, and for Messrs. Rood and Wigley the cap was 2 times such amount. No bonus would have been payable to any Company officers had our adjusted net income before taxes been equal to or less than $0.

The target adjusted net income before taxes of $18,284,000 was set by the Compensation Committee, and determined to be aligned with our near term objectives, and to be reasonably likely, but by no means certain, of being achieved.

For fiscal 2011, the Company’s adjusted net income before taxes was approximately $55,805,000. The Company’s performance based annual cash incentive bonus plan is tied to profitability, and due to the outstanding financial results for fiscal 2011, each executive officer received the maximum amount available under the cash incentive bonus plan, with Mr. Tacelli receiving $718,750, Mr. Gallenberger $450,000, Mr. Rood $280,000, and Mr. Wigley $220,000.

For fiscal 2012, the annual cash incentive bonus plan will operate the same as fiscal 2011, except that the Compensation Committee has increased the maximum amount payable to Messrs. Tacelli and Gallenberger from 2.5 times the executive officer’s target annual cash incentive bonus amount to 4 times the targeted amount for Mr. Tacelli and 3.2 times the targeted amount for Mr. Gallenberger. The Compensation Committee believes such adjustment more closely aligns the Company’s incentive bonus compensation with the Company’s peer group, and will incentivize Messrs. Tacelli and Gallenberger for superior performance.

Equity Compensation

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the executive’s overall contribution to the Company, the amount of equity previously awarded to and currently held by the executive, the vesting of such awards, the recommendation of management and the recommendation of the Compensation Committee’s independent compensation consultant from prior years. These factors are not assigned specific weights, however, and ultimately the Compensation Committee reaches a subjective determination based on its business judgment. We compare the total value (based on the fair market value of the award as of the determination date) of our RSU grants against market data collected regarding the equity grant practice for the peer group companies listed above under “Benchmarking”. In making equity awards to the named executive officers other than the Chief Executive Officer, the Compensation Committee receives a recommendation from the Chief Executive Officer.

We typically make an initial equity award of RSUs to new executive officers and an annual equity award of RSUs to continuing executive officers as part of our overall compensation program. The annual grants are typically made at the regularly scheduled meeting of the Compensation Committee held in September of each year, following the public announcement of our financial results for the prior fiscal year. For fiscal 2011, all grants of RSUs to our executive officers were made by the Compensation Committee under our 2004 Stock Plan or our 2005 Stock Incentive Plan.

We believe that RSUs possess certain advantages as compared to stock options, including more predictable value to employees and more efficient use of share reserves. RSUs provide a more predictable value to employees than do stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of our common stock. With respect to efficient use of share reserves, RSUs are more efficient because each RSU has a higher value than a stock option as a result of not having an exercise price, fewer shares of common stock are needed to provide a retention and incentive value similar to stock options.

The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to confirm that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set between the median and 65th percentile for companies in our compensation peer group, and the equity awards to the executive officers for fiscal 2011 were within this range.

In determining the amount and vesting of the RSU grants for executive officers for fiscal 2011, the Compensation Committee considered the seniority of the individual, the level of the individual’s responsibility and the ability to replace the individual. On October 27, 2010, Messrs. Tacelli, Gallenberger, Rood, and Wigley were granted 160,000, 110,000, 40,000 and 20,000 RSUs, respectively, for fiscal 2011, all of which vest annually over four years.

For fiscal 2012, the Compensation Committee considered the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, and the compensation information provided by Towers Watson. On September 14, 2011, Messrs. Tacelli, Gallenberger, Rood, and Wigley were granted 160,000, 110,000, 40,000 and 40,000 RSUs, respectively, for fiscal 2012, all of which vest annually over four years. For fiscal 2012, all grants were made by the Compensation Committee under our 2010 Stock Plan.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan and an employee stock purchase plan. Executives, including our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Under the 401(k) plan, we contribute an amount equal to half of each participating employee’s contribution, up to a maximum of six percent of such employee’s base salary.

Severance and Change-of-Control Benefits

Pursuant to change-of-control agreements we have entered into with our executives and our stock option plans, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change-of-control of the Company. We believe providing these benefits help us compete for executive talent. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “—Potential Payments Upon Termination or Change-of-Control” below.

Our practice in the case of change-of-control benefits has been to structure these as “double trigger” benefits. In other words, the change-of-control does not itself trigger benefits; rather, benefits are paid only if we terminate the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during the three-year period after the change-of-control or for any reason during the 30-day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control). We believe a “double trigger” benefit maximizes stockholder value because it provides executives appropriate incentives to cooperate in negotiating any change-of-control in which they believe they may lose their jobs. The Committee believes that these change-of-control agreements are a part of a competitive compensation package and will assist in the retention of critical talent if a possible or actual change-of-control should arise. It is important in a change-of-control to retain executive talent both to assist in the completion of the transaction and to be able to deliver all or a specified member of the management to an acquirer if that is a condition of closing.

We are obligated to make additional payments to the named executive officers who have signed change of control agreements to insulate them from the impact of excise taxes due under Section 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide a predictable and equal level of benefit across individuals without regard to the effect of the excise tax, we determined that it was appropriate to pay the cost of this excise tax plus an amount needed to pay income taxes due on such additional payment.

The Company has adopted a policy of not extending tax gross-ups in future compensation arrangements, and to the extent the Company enters into a change of control arrangement in the future with an executive, any severance entitlement from such arrangement will be triggered only upon the occurrence of both a change of control and the termination of that executive’s employment.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year to our Chief Executive Officer and our three other officers (other than our Chief Financial Officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being among our most highly compensated officers. Subject to certain requirements, compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Income paid under our annual cash incentive program and from RSUs with time-based vesting does not qualify for a deduction under these restrictions, but income from performance-based RSUs may qualify. The Compensation Committee reviews the effect of Section 162(m) periodically, and reserves the right to approve compensation that is subject to the deduction limitations when it determines that doing so is in the best interests of the Company and its stockholders.

Accounting for Stock-Based Compensation

We have expensed stock option grants in accordance with the requirements of the Financial Accounting Standards Board Accounting Standards Codification 718, Share-Based Payment) (“ASC 718”), beginning in

2006. ASC 718 requires companies to record the fair value of equity compensation as a compensation expense in their income statements. The Company’s 2004 Stock Plan and 2005 Stock Incentive Plan, for which equity grants were issued prior to December 2011, and the Company’s 2010 Stock Plan, which was approved by the Company’s shareholders in December 2010, each provide the Company flexibility to grant multiple forms of equity-based compensation, which provides the Company with some opportunity to control compensation expense, as deemed appropriate by the Compensation Committee.

Our Compensation Policies and Practices as They Relate to Our Risk Management

Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse affect on the Company. Our Compensation Committee believes that any such risks are mitigated by, among other things:

•

The multiple elements of our compensation packages, including base salary, annual bonus programs and equity awards that vest over multiple years and are intended to motivate employees to take a long-term view of our business.

•

The structure of our annual cash bonus program, which is based on the Company generating net income before taxes, encourages decision-making that is in the best long-term interests of the Company and our stockholders as a whole.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management. Based on such review and discussion, the Compensation Committee has recommended to the Board (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Stephen M. Jennings (Chair)
Mark S. Ain
Ping Yang

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2011 (such persons are sometimes collectively referred to herein as the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
David G. Tacelli	2011	$575,000	$—	$1,059,200	$718,750	$23,404	$2,376,354
President and Chief Executive Officer	2010	$517,500	$172,576	$2,235,200	$316,174	$20,454	$3,261,904
	2009	$560,625	$—	$757,500	$575,000	$18,855	$1,911,980

Mark J. Gallenberger	2011	$360,000	$—	$728,200	$450,000	$18,774	$1,556,974
Vice President, Chief Financial Officer and Treasurer	2010	$324,000	$108,048	$1,425,600	$197,952	$17,976	$2,073,576
	2009	$351,000	$—	$390,400	$360,000	$17,982	$1,119,382

Peter S. Rood	2011	$280,000	$—	$264,800	$280,000	$8,915	$833,715
Vice President, Product Development and Operations	2010	$252,000	$42,037	$598,400	$153,963	$8,179	$1,054,579
	2009	$273,000	$—	$136,350	$140,000	$8,324	$557,674

Bruce MacDonald(5)	2011	$214,167	$—	$—	$15,079	$4,038	$233,284
Chief Technology Officer	2010	$234,000	$—	$88,000	$142,965	$4,540	$469,505
	2009	$253,500	$—	$136,350	$234,000	$7,558	$631,408

Stephen R. Wigley(6)	2011	$220,000	$—	$132,400	$220,000	$7,445	$579,845
Vice President, Marketing	2010	$193,832	$33,029	$44,000	$120,971	$13,027	$404,859

(1)	Represents amounts paid out as discretionary bonuses in recognition of individual achievements as more fully described on page 17 of the Company Proxy Statement furnished in connection with the 2010 Annual Meeting of the Stockholders.

(2)	Represents the aggregate grant date fair value of the stock awards granted during the fiscal year calculated in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the named executive officer with respect to these stock awards. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011.

(3)	The fiscal 2011 amount represents amounts paid under the Company’s annual cash incentive bonus plan, except for Mr. MacDonald who was not a participant in the 2011 annual cash incentive bonus plan, but instead received $15,079 under the Company’s employee profit sharing program. No amounts were paid under the annual cash incentive bonus plan for fiscal 2009. The fiscal 2009 amount represents amounts paid under the Company’s special integration incentive plan payment, as described in the Company’s proxy statement filed with the SEC for its 2009 Annual Meeting of Stockholders. Messrs. Tacelli, Gallenberger and Rood each elected to forego a portion of the special integration incentive plan payment in fiscal 2009 in the amounts of $460,000, $288,000 and $112,000, respectively, in exchange for having the Compensation Committee take those amounts into consideration when determining their annual RSU grants for fiscal 2010. The amounts included in the table above do not include these foregone amounts. As discussed on page 18 of the Company Proxy Statement furnished in connection with the 2010 Annual Meeting of the Stockholders, those reductions resulted in an increase in the number of RSUs granted in fiscal 2010 and an acceleration of the Company’s typical vesting schedule for such RSUs.

(4)	Consists of Company 401(k) matching funds and the value of excess group life policies.

(5)	Mr. MacDonald ceased serving as an executive officer on March 16, 2011.

(6)	Mr. Wigley was appointed an executive officer of the Company in November 2009.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2011

The following table sets forth information concerning each award made to a named executive officer during fiscal 2011 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or any other property may be received.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
David G. Tacelli	(1)	$0	$287,500	$718,750	—	—
	10/27/2010(2)	—	—	—	160,000	$1,059,200
Mark J. Gallenberger	(1)	$0	$180,000	$450,000	—	—
	10/27/2010(2)	—	—	—	110,000	$728,200
Peter S. Rood	(1)	$0	$140,000	$280,000	—	—
	10/27/2010(2)	—	—	—	40,000	$264,800
Stephen R. Wigley	(1)	$0	$110,000	$220,000	—	—
	10/27/2010(2)	—	—	—	20,000	$132,400
Bruce MacDonald(4)	—	—	—	—	—	—

(1)	Represents grants made pursuant to the Company’s annual cash incentive bonus plan.

(2)	Represents RSU grants with time-based vesting.

(3)	Computed in accordance with ASC 718.

(4)	Bruce MacDonald did not receive any plan based awards in fiscal 2011, but instead received $15,079 under the Company’s employee profit sharing program.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

The following table sets forth information concerning stock options that have not been exercised, RSUs that have not vested and equity incentive plan awards for each of the named executive officers as of July 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David G. Tacelli	41,666	0	$32.55	09/21/2011	23,333	(2)	$167,764
	44,717	0	$18.39	09/19/2012	109,000	(3)	$783,710
	45,000	0	$41.49	09/18/2013	108,000	(5)	$776,520
	32,500	0	$16.26	09/23/2014	160,000	(6)	$1,150,400
	17,500	0	$23.40	12/08/2014

Mark J. Gallenberger	33,333	0	$32.55	09/21/2011	10,416	(2)	$74,891
	35,499	0	$18.39	09/19/2012	39,533	(3)	$284,242
	30,000	0	$41.49	09/18/2013	68,000	(5)	$488,920
	21,666	0	$16.26	09/23/2014	110,000	(6)	$790,900
	11,666	0	$23.40	12/08/2014

Peter S. Rood	30,000	0	$25.98	06/15/2014	5,000	(2)	$35,950
	4,333	0	$16.26	09/23/2014	18,500	(3)	$133,015
	2,333	0	$23.40	12/08/2014	29,333	(5)	$210,904
					40,000	(6)	$287,600

Stephen R. Wigley	6,666	0	$40.56	09/17/2011	416	(2)	$2,991
	1,666	0	$32.55	09/21/2011	2,500	(4)	$17,975
	1,666	0	$14.04	10/21/2012	6,250	(5)	$44,938
	1,666	0	$41.49	09/18/2013	20,000	(6)	$143,800
	1,082	0	$16.26	09/23/2014
	583	0	$23.40	12/08/2014
	666	0	$12.21	04/13/2015

Bruce MacDonald	4,000	0	$32.55	09/21/2011	5,000	(2)	$35,950
	2,666	0	$14.04	10/21/2012	18,500	(3)	$133,015
	13,332	0	$41.49	09/18/2013	12,500	(5)	$89,875
	8,666	0	$16.26	09/23/2014
	4,666	0	$23.40	12/08/2014

(1)	Based on $7.19 per share, the closing price of the Company’s common stock on The NASDAQ Global Market on July 29, 2011.

(2)	Final installment vests on September 19, 2011.

(3)	Vests in two equal installments on October 8, 2011 and 2012.

(4)	Vests in two equal installments on April 13, 2012 and 2013.

(5)	Vests in three equal installments on September 15, 2011, 2012, and 2013.

(6)	Vests in four equal installments on October 27, 2011, 2012, 2013, and 2014.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2011

The following table sets forth information concerning the exercise of stock options and the vesting of stock awards during fiscal 2011 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David G. Tacelli	—	—	165,334	$954,775
Mark J. Gallenberger	—	—	74,984	$426,809
Peter S. Rood	4,614	26,578	36,050	$206,326
Bruce MacDonald	—	—	27,416	$162,783
Stephen R. Wigley	—	—	4,000	$26,475

(1)	Value realized upon vesting is based on the closing price of the Company’s common stock on The NASDAQ Global Market on the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

The Company entered into change-of-control agreements with Mr. Tacelli on March 2, 1998, Mr. Gallenberger on October 3, 2000, Mr. Rood on October 1, 2004, and Mr. MacDonald on June 11, 2007. The change-of-control agreements, each of which was amended in October 2008 to provide for compliance with Section 409A, have three-year terms, which terms extend for one year upon each anniversary unless a notice not to extend is given by the Company.

Under these agreements, if a change-of-control of the Company occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change-of-control of the Company. If the Company terminates the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during such three-year period or for any reason during the 30-day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control), the executive is entitled to receive severance compensation.

The terms “change-of-control,” “cause” and “good reason” are each defined in the agreements. “Change-of-control” means, in summary: the acquisition by a person or group of 20% or more of the outstanding stock of the Company; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where stockholders of the Company receive 50% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no stockholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company. “Cause” means, in summary: the executive’s willful and continued failure to substantially perform his reasonable assigned duties, which failure continues after written notice; or the executive’s willful engagement in illegal conduct or gross misconduct injurious to the Company. “Good reason” means, in summary: a diminution on the executives’ position, authority or responsibilities; a reduction in his salary or benefits; a relocation of the executive; a breach of an employment contract with the executive; or a resignation by the executive, for any reason, during the 30-day period immediately following the one-year anniversary of the change-of-control.

If severance compensation is payable under an agreement, the executive would receive a lump sum cash payment paid within 30 days of termination equal to the sum of (a) the Company’s accrued obligations through the date of termination for base pay and prorated bonus based upon the higher of (i) the annual variable incentive compensation paid for the most recently completed fiscal year after the change-of-control or (ii) the average of the annual variable incentive compensation paid for the two of the last three full fiscal years prior to the change-of-control in which such amounts were the highest (the “Highest Annual Bonus”) and (b) an amount equal to one or two times the executive’s then base salary plus the Highest Annual Bonus. Additionally, the executive would also receive continued health benefits for two years and outplacement services.

The Company’s 2004 Stock Plan and the award agreements thereunder provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control event. In summary, a “change in control event” is defined in the 2004 Stock Plan as: the acquisition by a person or group of 20% or more of the outstanding stock of the Company; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where stockholders of the Company receive 60% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no stockholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

Credence’s 2005 Stock Incentive Plan and the award agreements thereunder also provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control. In summary, a “change in control” is defined in the 2005 Stock Incentive Plan as: the acquisition by a person or group of 50% or more of the outstanding stock of the Company pursuant to a tender or exchange offer that a majority of the non-affiliated members of the Board do not recommend that stockholders accept; or a change of a majority of the Board over a three-year period by reason of contested elections. In addition, the 2005 Stock Incentive Plan provides that all unvested RSUs will become vested in full if such RSUs are not assumed or replaced in connection with a corporate transaction. In summary, a “corporate transaction” is defined in the 2005 Stock Incentive Plan as: a merger or consolidation of the Company in which the Company is not the surviving entity; a sale of all or substantially all of the Company’s assets; the complete liquidation or dissolution of the Company; any reverse merger in which the Company is the surviving entity, but where stockholders of the Company hold less than 60% of the stock of the resulting company; or the acquisition by a person or group of 50% or more of the outstanding stock of the Company.

The Company’s 2010 Stock Plan and the award agreements thereunder provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control event. In summary, a “change in control event” is defined in the 2010 Stock Plan as: the acquisition by a person or group of 20% or more of the outstanding stock of the Company; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where stockholders of the Company receive 60% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no stockholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

In the change-of-control agreements, the Company has also agreed to reimburse the executive for any excise tax due on any severance compensation (whether under the change-of-control agreements or otherwise), including any additional federal, state and local income tax consequences, as a result thereof.

Each of Messrs. Tacelli, Gallenberger, Rood, and MacDonald waived his rights under his change-of-control agreement in connection with the merger with Credence.

The following table describes the potential payments, benefits and value of acceleration of vesting applicable to RSUs that each of Messrs. Tacelli, Gallenberger, Rood, and MacDonald would be entitled to receive if a change-of-control (which qualified as such under his change-of-control agreement, and as a change in control event and a change in control under the 2004 Stock Plan, 2005 Stock Incentive Plan, and 2010 Stock Plan respectively) occurred on July 31, 2011, the last day of fiscal 2011, and his employment was terminated without cause or for good reason concurrent with the end of fiscal 2011 on that date. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual termination.

Name	Lump Sum Cash Payment ($)(1)	Value of Accelerated Vesting on Equity Awards ($)(2)	Excise Tax Due Under IRC 280G, Plus Gross-Up Amount ($)(3)	Continuation of Healthcare Benefits ($)(4)	Outplacement Benefits	Total ($)
David G. Tacelli	$2,587,000	$2,878,394	$—	$51,432	$30,000	$5,546,826
Mark J. Gallenberger	$1,620,000	$1,638,953	$—	$51,144	$30,000	$3,340,097
Peter S. Rood	$560,000	$667,469	$—	$18,084	$30,000	$1,275,553
Bruce MacDonald	$253,662	$258,840	$—	$25,716	$30,000	$568,218

(1)	This amount, which in the case of Messrs. Tacelli and Gallenberger represents two times the named executive officer’s current base salary plus Highest Annual Bonus, and in the case of Messrs. Rood and MacDonald represents one times the named executive officer’s current base salary plus Highest Annual Bonus, is due within 30 days after termination.

(2)	This amount reflects a valuation of the acceleration of the named executive officer’s outstanding unvested RSUs calculated based on the closing price of the Company’s common stock on The NASDAQ Global Market on Friday, July 29, 2011. The actual amount received by the named executive officer upon the sale of shares received under RSUs will depend on the market value at the time of such sale.

(3)	The change-of-control agreement with each named executive officer provides for the Company’s reimbursement of the excise and income tax liability due on the separation pay under Sections 280G and 4999 of the Code, which amount is grossed up to cover income taxes due on such reimbursement. Therefore, any such amounts would represent amounts due to taxing authorities and would not be retained by the executive. No amounts would have been payable if a qualifying termination occurred on July 31, 2011.

(4)	This value is based on the type of insurance coverage the Company carried for each named executive officer as of July 31, 2011 and is valued at the premiums then in effect.

Retention Agreement

The Company entered into a retention agreement with Mr. Gallenberger in July 2008 in connection with the merger with Credence. Pursuant to the retention agreement, Mr. Gallenberger (1) will serve as Chief Financial Officer of the Company, (2) is eligible to receive an annual target bonus equal to 50% of his annual base salary, (3) received a one-time grant of 41,667 RSUs in connection with the closing of the merger with Credence and (4) received an additional grant of 55,000 RSUs in connection with the Company’s routine fiscal 2009 annual equity grants to executive officers. Also under the retention agreement, if Mr. Gallenberger’s employment with the Company is terminated by the Company without cause or by Mr. Gallenberger for good reason (as those terms are defined in the retention agreement), Mr. Gallenberger will be entitled to receive (1) payment of his then-current base salary for a period of 12 months following the termination date, payable in accordance with the Company’s regularly established payroll procedure, (2) payment of 100% of his target bonus for the fiscal year in which employment is terminated, (3) for 12 months following the date of his termination, continuation of payment by the Company of the same portion of his group health insurance premium as the Company paid at the time of Mr. Gallenberger’s termination (and he will be able to continue coverage for a longer period, if eligible, at his own expense), and (4) all outstanding and unvested RSUs granted to Mr. Gallenberger by the Company prior to the completion of the merger (including the 96,667 RSUs granted to Mr. Gallenberger pursuant to the retention agreement) will accelerate and become vested in full. To the extent Mr. Gallenberger is due benefits under his change-of-control agreement, such amounts will be offset by any comparable benefits due under the retention agreement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information relating to the Company’s compensation plans as of July 31, 2011.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in first column)
Equity compensation plans approved by security holders	3,415,999	$15.52	6,307,075	*
Equity compensation plans not approved by security holders	—	—	—

Total	3,415,999	$15.52	6,307,075	*

*	Includes 225,355 shares available for issuance under an employee stock purchase plan that is intended to qualify as such under Section 423 of the Internal Revenue Code. In addition to being available for future issuance upon exercise of options that may be granted after July 31, 2011; 6,081,720 shares under the 2010 Stock Plan may be issued in the form of restricted stock, restricted stock units, stock appreciation rights, performance shares or other equity based awards.

This table excludes an aggregate of 1,384 shares issuable upon exercise of outstanding options assumed by the Company in connection with the acquisition of StepTech, Inc. The weighted average exercise price of the excluded options is $3.33.

DIRECTOR COMPENSATION

Directors who are not employees of the Company receive cash and equity compensation and reimbursement of their travel expenses for attending meetings. The cash compensation is a combination of a retainer and meeting fees. Directors who are not employees of the Company receive a retainer of $30,000 per year, payable on a quarterly basis, a fee of $3,000 for each Board meeting attended, a fee of $1,500 for each Audit Committee meeting attended, $1,250 for each Compensation Committee meeting attended and $1,000 for each Corporate Governance and Nominating Committee meeting attended. The Audit Committee chairman, the Compensation Committee chairman and the Corporate Governance and Nominating Committee chairman, however, receive $3,000, $2,500 and $2,000, respectively, for their attendance at each such committee meeting. In addition to the cash compensation, each non-employee director is to receive a grant of 12,000 RSUs on the date of each Annual Meeting of the Stockholders, for annual board membership, all of which vest fully on the first anniversary of the grant date. The Board of Directors did not approve the fiscal 2011 RSU grants at the 2010 Annual Meeting of the Stockholders due to the uncertainty of the potential transaction with Verigy, Ltd. Following the termination of the transaction, the Board of Directors granted the fiscal 2011 RSU award to the non-employee directors in July 2011, with a vest date of December 7, 2011, as if such grants were issued at the 2010 Annual Meeting of the Stockholders. Employee directors receive no separate, additional compensation for their services as directors.

The Compensation Committee reviews and makes recommendations periodically to the full Board regarding director compensation. The Compensation Committee evaluates the Board’s annual retainer, meeting fees and equity compensation, and compares these to benchmarking data prepared by its independent compensation consultant in prior years using a similar peer group to the peer group listed above for executive compensation under “Compensation of Executive Officers–Compensation Discussion and Analysis–Benchmarking.”

The following table provides compensation information for the fiscal year ended July 31, 2011 for each director of the Company other than David G. Tacelli, whose compensation is disclosed in the Summary Compensation Table on page 27:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Mark S. Ain	$77,750	$97,680	$0	$0	$175,430
Roger W. Blethen	$82,500	$97,680	$0	$0	$180,180
Stephen M. Jennings	$84,000	$97,680	$0	$0	$181,680
Roger J. Maggs	$85,000	$97,680	$0	$0	$182,680
Lori Holland	$83,500	$97,680	$0	$0	$181,180
Bruce R. Wright	$92,500	$97,680	$0	$0	$190,180
Ping Yang	$77,750	$97,680	$0	$0	$175,430

(1)	In July 2011, each non-employee director received a grant of 12,000 RSUs, which will vest on December 7, 2011.

(2)	Represents the aggregate grant date fair value of the stock awards granted during fiscal 2011 calculated in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the director with respect to these stock awards. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011.

(3)	As of July 31, 2011, non-employee directors had the following option awards and stock awards outstanding:

Name	Aggregate # of Shares Subject to Outstanding Option Awards	Aggregate # of Shares Subject to Outstanding Stock Awards
Mark S. Ain	21,830	12,000
Roger W. Blethen	199,831	12,000
Stephen M. Jennings	23,330	12,000
Roger J. Maggs	27,497	12,000
Lori Holland	11,438	12,000
Bruce Wright	20,096	12,000
Ping Yang	8,171	12,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NASDAQ rules require the Company to conduct an appropriate review of all related party transactions which are required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. In its charter, the Audit Committee is given responsibility to review and approve any such related party transactions in accordance with the Company’s Business Conduct Policy and NASDAQ rules, including review and oversight for potential conflicts of interest.

The Company reviews all relationships and transactions known to it in which the Company and its directors and executive officers or their immediate family members or other related parties are participants to determine whether such persons have direct or indirect material interests. The Company’s Business Conduct and Ethics Policy contains provisions to identify and disclose related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

During fiscal 2011, no related party transaction requiring disclosure in the proxy statement was identified or submitted to the Audit Committee for approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Based solely on our review of copies of such filings by our directors, executive officers, and 10% stockholders, or written representations from certain of those persons, we believe that all filings required to be made by those persons during fiscal 2011 were timely made.

STOCKHOLDER PROPOSALS

Stockholder proposals to be submitted for vote at the 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to the Company on or before July 11, 2012 for inclusion in the proxy statement for that meeting. In order to minimize controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail—Return Receipt Requested. Pursuant to the Company’s By-laws if a stockholder who wishes to present a proposal that is not intended to be included in the proxy statement for the 2012 Annual Meeting of Stockholders fails to notify the Company by September 24, 2012 of such non-Rule 14a-8 stockholder proposal, the proxy solicited by the Board with respect to such meeting may grant discretionary authority to the proxies named therein to vote on such proposal.

The Company’s By-laws set forth the procedures a stockholder must follow to nominate a director or to bring other business before a stockholder meeting. Stockholders who wish to nominate a candidate for director at the 2012 Annual Meeting of Stockholders must provide written notice at least sixty days in advance of such meeting to the Secretary of the Company, together with such information concerning the identity, background and experience of the nominee as the Board may require, along with any other information that may be required in a proxy statement soliciting proxies for the election of the nominee as a director of the Company.

OTHER MATTERS

As of this date, management knows of no business which may properly come before the 2011 Annual Meeting other than that stated in the Notice of Meeting accompanying this proxy statement. Under the Company’s By-laws, the deadline for stockholders to notify the Company of any proposals or director nominations to be presented at the 2011 Annual Meeting has passed. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in a household. The Company will promptly deliver a separate copy of either document to a stockholder if such stockholder calls or writes the Company at the following address or phone number: Investor Relations, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062; or 781-461-1000. If a stockholder wishes to receive separate copies of the Company’s proxy statement or annual report in the future, or if a stockholder is receiving multiple copies and would like to receive only one copy per household, the stockholder should contact his, her or its bank, broker or other nominee record holder. Alternatively, the stockholder may contact the Company at the above-referenced address or telephone number.

COLIN J. SAVOY, Secretary

November 8, 2011

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on December 8, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/LTXC • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown ☒ in this example. Please do not write outside the designated areas.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

A	Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed, FOR Proposals 2 and
4, and for “ONE YEAR” on Proposal 3.

1.	Election of two Class | Directors each to serve as members of the Board of Directors for three-year terms:
		For	Withhold		For	Withhold
	1a - Stephen M. Jennings	☐	☐	1b - Bruce R. Wright	☐	☐

				For Against Abstain			1 Year	2 Years	3 Years	Abstain

2.

To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement, including the disclosures under the heading “Compensation Discussion and Analysis,” the compensation tables, and any related materials included in the proxy statement.

☐ ☐ ☐

3.   To approve, in a non-binding, advisory vote, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is every year, every two years, or every three years.

							☐	☐	☐	☐

4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2012.			☐ ☐ ☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears here on. When shares are held by joint tenants, both should sign.

Date (mm/dd/yyyy) —Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - -

Proxy — LTX-CREDENCE CORPORATION

825 University Avenue

Norwood, MA 02062

PROXY FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David G. Tacelli and Mark J. Gallenberger or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all of the shares of common stock of LTX-Credence Corporation (the “Company”) held of record by the undersigned on October 27, 2011, at the Annual Meeting of Stockholders to be held on December 9, 2011, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all the director nominees listed, FOR Proposals 2 and 4, and for “ONE YEAR” on Proposal 3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. However, you must sign and return this card to assure representation of your shares.

Your vote is important. Please vote immediately. If you vote over the Internet or by telephone, please do not mail your card.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE